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                                                                   EXHIBIT 4.1.1


                       AMENDMENT TO CONVERTIBLE DEBENTURE

         This Amendment to Convertible Debenture (the "Amendment") is entered into as of April 20, 2001 between Procom Technology, Inc., a California corporation (the "Company"), and Montrose Investments Ltd., a Cayman Islands corporation (the "Holder").

         The Company and the Holder are parties to a Securities Purchase Agreement dated as of October 31, 2000 (the "Purchase Agreement"), pursuant to which the Company issued to the Holder a 6% Convertible Debenture due October 31, 2003 in the original principal amount of $15,000,000 (the "Debenture"). The Company and the Holder desire to amend the Debenture as set forth herein. Terms not otherwise defined herein shall have the meanings given such terms in the Purchase Agreement or the Debenture.

         Accordingly, the Company and the Holder agree that Section 7(b) of the Debenture is hereby amended and restated in its entirety as follows:

             "(b) May 15, 2001 shall be the first "RESET DATE" and thereafter each six month anniversary of the Original Issue Date shall constitute a Reset Date hereunder, and the "APPLICABLE PORTION" shall equal (i) on the first Reset Date, one-third of the original principal amount of this Debenture; (ii) on the second Reset Date, two-thirds of the original principal amount of this Debenture, and (iii) on the third Reset Date and each Reset Date thereafter, 100% of the original principal amount of this Debenture.

                  (i) For a period of five Trading Days beginning on and
             including each Reset Date (a "RESET PERIOD"), the Conversion Price applicable to the Applicable Portion of this Debenture shall be reset to the lesser of (A) the Conversion Price that would otherwise apply or (B) 90% of the average of the Closing Prices over the ten Trading Days preceding such Reset Date (the "RESET CONVERSION PRICE").

                  (ii) If the Holder delivers a Conversion Notice during any
             Reset Period with respect to all or any portion of the Applicable Portion of this Debenture (the "RESET PORTION"), the Company shall have the right, upon irrevocable notice delivered to the Holder within two Trading Days after receipt of such Conversion Notice, to repurchase all or any portion of the Reset Portion at a price equal to 100% of the outstanding principal amount thereof plus all accrued but unpaid interest thereon to the date of payment (the "RESET REPURCHASE PRICE"), and any portion of this Debenture so repurchased shall not be converted into Common Stock pursuant to such Conversion Notice. The Company shall pay the entire Reset Repurchase Price in immediately available funds (free of any claim of subordination) no later than 20 Trading Days after the Reset Date. Upon receipt of such payment, the Holder will deliver the original Debenture so repurchased to the Company, unless such Holder is awaiting receipt of a New Debenture from the Company pursuant to another provision hereof.

                  (iii) If the Company fails to pay the Reset Repurchase Price in full when due, then, in addition to any other remedies available to the Holder under the Transaction Documents, the Holder shall have the right (by notice to the Company) to (A) declare such repurchase to be void ab initio and (B) to convert all or any portion of the Reset Portion into Common Stock at the Reset Conversion Price."

         Except as expressly set forth above, the Debenture and all of the other Transaction Documents (as defined in the Purchase Agreement) remain in full force and effect in accordance with their terms, and any reference therein to the "Debenture" shall mean the Debenture as amended by this Amendment. This Amendment effects an amendment and a modification of the Debenture and not a replacement or substitution thereof.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                                            PROCOM TECHNOLOGY, INC.


                                            By: /s/ ALEX RAZMJOO
                                                --------------------------------
                                            Name:   Alex Razmjoo
                                                  ------------------------------
                                            Title:  President
                                                   -----------------------------



                                            MONTROSE INVESTMENTS LTD.


                                            By: /s/ KEVIN O'NEAL
                                                --------------------------------
                                            Name:   Kevin O'Neal
                                                  ------------------------------
                                            Title:  Authorized Signatory
                                                   -----------------------------



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